October 1, 2012

Dear Dean:

It is with pleasure that I hereby confirm our employment offer for you to serve as our Interim Chief Financial Officer (CFO), reporting to the President and Chief Executive Officer, while we conduct a search for a permanent CFO. You will retain the role of Vice President, Corporate Secretary during the period you serve as Interim CFO. Upon completion of your service as the Interim CFO, you will continue to primarily serve as the Vice President, Corporate Secretary. As the Vice President, Corporate Secretary you will prospectively report directly to the Non-Executive Chairman of the Board with dotted line reporting to the Vice President, General Counsel.

Your effective date in the role of Interim CFO is October 1, 2012. Your salary as the Interim CFO will be increased using the annualized rate of $517,500, and will be prorated for the number of months you serve in the Interim CFO role. This additional salary will be paid semi-monthly. Applicable payroll deductions as required by State and Federal law will be withheld from your paycheck, along with any voluntary deductions that you authorize. At the end of the full month of completion of the Interim CFO role your salary will revert to that of your role as Vice President, Corporate Secretary ($256,500), subject to annual review for 2013.

You will be eligible for both a 2012 performance bonus as Vice President, Corporate Secretary ($76,950 at target) as well as a bonus for the Interim CFO role in 2012. The 2012 bonus for the Interim CFO role is guaranteed $97,031. Bonuses are paid in February following the respective bonus year period. Any award above the 100% potential is at the discretion of the Board of Directors and you must be employed on December 31, 2012 to receive any portion of this bonus.

In addition, on November 1, 2012 you will be granted stock awards (stock options and restricted stock units) having a combined grant date fair value of $256,500 as determined in accordance with Company practices. The grant price will be determined according to Stryker's stock plans, which require the grant price to be the closing price on the day prior to the grant date. The stock options will have a ten year term and vest 20% of the underlying shares on each of the first five anniversary dates of the date of grant. The vesting schedule for the RSUs is one-third of the underlying shares each February 21 for the next three years. You will be eligible for stock awards in future years based on the Vice President, Corporate Secretary role.

The incremental compensation described herein applies only to your period of service as Interim CFO and we will review your compensation should the interim period extend beyond 2012.

Other provisions of your employment relationship will continue in effect, meaning that you agree to continue to abide by the guidelines set forth in Stryker's Employee Handbook and the terms of the Stryker Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement. You also acknowledge that you are aware of Stryker's at-will employment relationship with you.

Congratulations Dean. To accept this offer, please sign this letter on the space provided below and return it to me by October 2, 2012.

Sincerely,

/s/ WILLIAM U. PARFET
William U. Parfet
Non-Executive Chairman of the Board

I accept this assignment as Interim CFO for Stryker and agree to the terms and conditions outlined in this letter:

/s/ DEAN H. BERGY
Dean H. Bergy
October 2, 2012